Exhibit 99.1

TuSimple Announces Restructuring with a Focus on Investing in R&D to Advance Autonomous Trucking Technology

Key points of the restructuring plan:

•	Focus on capital discipline given macroeconomic conditions and industry readiness.

•	Strategic investments on highest value-added projects, namely the validation and commercialization of TuSimple’s leading autonomous trucking technology.

•	Restructuring impacts approximately 350 employees, or 25% of TuSimple’s workforce; 80% of the remaining approximately 1,100 TuSimple employees are in R&D functions.

•	One-time restructuring charge of approximately $10 million to $11 million, with the majority recognized in the fourth quarter of 2022 and paid in the first quarter of 2023.

•	Compensation related restructuring savings expected to be $55 million to $65 million on an annual basis.

SAN DIEGO, (December 21, 2022) – TuSimple (Nasdaq: TSP), a global autonomous driving technology company, announced a restructuring plan designed to set the Company on the course to long-term success as a leader in the autonomous trucking industry.

The announced restructuring plan involves a 25 percent reduction of TuSimple’s total workforce. 80 percent of the remaining staff are in research and development, and many of these are engineers critical to hardware and software resilience, reliability, safety, and information security. TuSimple plans to actively work with key shipping partners to operationalize its autonomous technology, and in an effort to help ensure capital efficiency, the company also plans to scale back freight expansion, including unprofitable freight lanes and respective trucking operations. Trucking operations along those lanes utilize previous generation autonomous software that provides limited value to the Company’s on-going technology development. The majority of the restructuring is in the Company’s U.S. operations as the Company continues its plan to explore strategic alternatives for its Asia business, including a divestiture.

Returning to lead TuSimple one month ago, CEO Cheng Lu made the commitment to set the Company on the path towards stability and long-term success. In the past 30 days, the Company has named three independent directors to the board, reconstituted its board committees, including an independent audit committee in compliance with Nasdaq requirements, and stabilized the management team, including naming its interim CFO, Eric Tapia, as permanent CFO. In addition, Mike Mosier, one of the new independent board members, was named as TuSimple’s Security Director – a position which required review and a notice of non-objection from CFIUS.

“I returned to TuSimple as CEO to help address a number of challenges and set the Company up for long-term success. This required evaluating our entire workforce and making tough decisions. It’s no secret that the current economic environment is difficult. We must be prudent with our capital and operate as efficiently as possible. While I deeply regret the impact this has on those affected, I believe it is a necessary step as TuSimple continues down our path to commercialization. This is part of our overall strategy to prioritize investments that bring the most value to shareholders, and position TuSimple as a customer-focused, product-driven organization.” – Cheng Lu, TuSimple President and CEO.

About TuSimple

TuSimple is a global autonomous driving technology company headquartered in San Diego, California, with operations in Arizona, Texas, Europe, and China. Founded in 2015, TuSimple is developing a commercial-ready, fully autonomous (SAE Level 4) driving solution for long-haul heavy-duty trucks. TuSimple aims to transform the $4 trillion global truck freight industry through the company’s leading AI technology, which makes it possible for trucks to drive safely autonomously, operate nearly continuously, and reduce fuel consumption by 10%+ relative to manually driven trucks. Global achievements include the world’s first fully autonomous, ‘driver-out’ semi-truck run on open public roads, and development of the world’s first Autonomous Freight Network (AFN). Visit us at www.tusimple.com.

Forward-Looking Statements

This press release contains forward-looking statements. These statements are based on current expectations as of the date of this press release and involve a number of risks and uncertainties, which may cause results to differ materially from those indicated by these forward-looking statements. Many important factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to, the Company’s restructuring plan including potential cost-savings, autonomous driving being an emerging technology, the development of the Company’s technologies and products, the Company’s limited operating history in a new market, the regulations governing autonomous vehicles, changes in the Company’s board of directors and senior management, the Company’s dependence on its senior management team, reliance on third-party suppliers, potential product liability or warranty claims, the protection of the Company’s intellectual property, securities class action litigation, strategic alternatives for the Company’s Asia business, and government or regulatory policies, inquiries and actions. Moreover, the Company operates in a competitive and rapidly changing environment, and new risks may emerge from time to time. The foregoing list of factors is not exhaustive.

You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on February 24, 2022, and the Company’s other filings with the SEC. These SEC filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations.

SOURCE TuSimple Holdings, Inc.

TuSimple Investor Relations

Ryan Amerman—ryan.amerman@tusimple.ai

TuSimple Media Relations

pr@tusimple.ai